UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

NORTHWAY FINANCIAL, INC.
(Exact name of registrant as specified in its charter)
____________________

New Hampshire	000-23129	04-3368579
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

9 Main Street
Berlin, New Hampshire 03570
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (603)752-1171

 Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communications pursuant to Rule 425 under the Securities Act

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act

| | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

| | Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

NORTHWAY FINANCIAL, INC.

INFORMATION TO BE INCLUDED IN REPORT

ITEM 8.01 OTHER EVENTS

On April 9, 2007, Northway Financial, Inc.'s Board of Directors approved a 1-for-400 reverse stock split. The purpose of the reverse stock split is to reduce the number of Northway's stockholders below 300 so that Northway may deregister its shares with the SEC and cease being a reporting company.

As a result of the reverse stock split, each stockholder owning fewer than 400 shares of common stock of Northway immediately before the reverse stock split will receive $37.50 in cash, without interest, for each share of Northway common stock owned by such stockholder immediately prior to the reverse stock split and will no longer be a stockholder of Northway. Northway estimates that, as a result of the proposed reverse stock split, Northway will reduce its stockholders of record from approximately 1,087 stockholders to approximately 271 stockholders.

After the repurchase of fractional shares, Northway will effect a 800-for-1 forward stock split of the remaining Northway common stock. Each holder of 400 or more shares of common stock immediately before the reverse stock split will participate in the forward stock split, which will result in such stockholder holding twice the number of shares of common stock he held prior to the reverse stock split.

The proposed transaction requires an amendment to Northway 's Articles of Incorporation that must be approved by holders of a majority of the outstanding common shares of Northway. Only Northway stockholders of record as of the close of business on June 1, 2007, will be entitled to notice of, and to vote at, the annual meeting of stockholders, to be held on Tuesday, July 31, 2007 to consider the transaction. The description of the proposed transaction included in this Current Report is not a solicitation of a proxy or an offer to acquire any common shares of Northway. Proxy solicitations will be made only by means of a definitive proxy statement to be delivered to all stockholders. Northway filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction today. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC's website http://www.sec.gov. Northway will also mail a copy of the definitive proxy statement prior to the annual meeting to stockholders entitled to vote at the special meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWAY FINANCIAL, INC.

By:/s/ William J. Woodward Date: April 13, 2007 William J. Woodward President and Chief Executive Officer